FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS EARNINGS FOR THE SECOND
QUARTER ENDED JUNE 30, 2003

La Jolla, California (July 30, 2003) ----- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the second quarter of 2003, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (Imperial or the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.5 million or $.85 per diluted share compared to $4.8 million or $.75 per diluted share for the second quarter of 2002, an increase of 14.3 percent. President and Chief Executive Officer George W. Haligowski stated that: "We are very pleased with the Company's strong financial performance during the second quarter. Our well matched balance sheet has produced spread income that continues to drive profitability despite current market interest rates at 42 year historical lows."

Net interest income increased 14.5 percent to $20.0 million in the second quarter of 2003, compared to $17.5 million for the same period in 2002. The increase was due primarily to increased net interest income resulting from the improvement in the net interest spread of the Bank partially offset by the decline in the net interest income of the REIT. The Bank's net interest spread improved from the prior year as a result of its liabilities repricing to lower current market interest rates while most of its loan portfolio is no longer subject to downward pricing adjustment due to floor interest rates. The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio despite the improvement in net interest spread due to its liabilities repricing to lower current market rates slightly faster than its assets. The Bank's loan production was $144.0 million for the second quarter ended June 30, 2003 compared to $127.2 million for the same period last year. During the current quarter, the Bank originated $124.4 million of commercial real estate loans, $10.5 million of franchise loans and $9.1 million of film finance loans. The Bank's loan production for the same period last year consisted of $121.2 million of originated and/or acquired commercial real estate loans and $6.0 million of acquired franchise loans. Haligowski commented: "With interest rates at record lows we are experiencing pricing competition from low fixed rate lenders attempting to enter the markets we serve. Our loan production teams have been able to increase originations by approximately 13.0 percent over last year in a very challenging economic and interest rate environment. We continue to see improvement in our loan production pipeline and hope to sustain the momentum achieved during the second quarter."

The provision for loan losses was $1.9 million for the second quarter of 2003 as compared to $2.1 million for the same period last year. The current period provision was recorded to provide for reserves adequate to absorb the known and inherent risks of loss in the loan portfolio and for the valuation of certain nonperforming loans and other loans of concern as of June 30, 2003. In addition, general and administrative expenses increased to $8.9 million in the current quarter, compared to $6.3 million in the previous year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express, the Bank's small balance commercial real estate lending platform, additions to the Bank's franchise loan origination staff and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 41.9 percent in the second quarter of 2003 as compared to 35.9 percent for the same period in 2002.

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Net income for the six months ended June 30, 2003 increased to $18.5 million or $2.86 per diluted share, compared to $9.5 million or $1.49 per diluted share for the same period last year, an increase of 91.9 percent in earnings per diluted share. Net interest income increased 32.6 percent to $45.1 million for the six months ended June 30, 2003, compared to $34.0 million for the same period last year. The increase was due primarily to an improvement in net interest spread of the Bank, increased interest income from cash and investment securities as a result of increased liquidity during the first quarter of 2003 in connection with the Bank's refund anticipation loan program (RAL) with Household International, Inc. (Household) and other treasury activities, partially offset by a decline in the net interest income of the REIT. The Bank's net interest spread improved from the prior year primarily as a result of its liabilities repricing to lower current market interest rates while most of its loan portfolio is no longer subject to downward pricing adjustment due to floor interest rates. The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio despite an improvement in net interest spread due to its liabilities repricing to lower current market interest rates slightly faster than its assets.

Non-interest income was $13.8 million for the six months ended June 30, 2003, compared to $0.2 million for the same period last year. The increase was primarily attributable to fee income earned in connection with the RAL program consisting of $8.9 million of net premiums on the sale of RAL loans and $4.0 million of processing and administrative fees. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This resulted in the Company earning substantially all of its RAL program income in the first quarter of the year. The Company expects that the financial results for the remaining quarters of 2003 will not be significantly impacted by the RAL program due to the seasonal nature of the business.

The provision for loan losses was $6.4 million for the six months ended June 30, 2003, compared to $3.4 million for the same period last year. The current period provision for loan losses was recorded to provide for reserves adequate to support the known and inherent risks of loss in the portfolio and for specific charge-offs experienced through the six months ended June 30, 2003. General and administrative expenses increased to $19.0 million for the six months ended June 30, 2003, compared to $12.6 million for the same period last year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express, the Bank's small balance commercial real estate lending platform, additions to the Bank's franchise loan origination staff and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 32.3 percent for the six months ended June 30, 2003, compared to 36.9 percent for the same period in 2002.

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Loan production was $245.7 million for the six months ended June 30, 2003, compared to $229.9 million for the same period last year. During the current six-month period, the Bank originated $209.1 million of commercial real estate loans, $24.4 million of film finance loan and $12.3 million of franchise loans. Loan production for the same period last year consisted of $223.9 million of originated and/or acquired commercial real estate loans, including $36.8 million of loans acquired from Asahi Bank of California and $6.0 million of acquired franchise loans.

Total assets decreased to $1.6 billion at June 30, 2003 from $1.7 billion at December 31, 2002. The decrease in total assets was due primarily to a $27.7 million decrease in cash and cash equivalents, a $99.1 million decrease in the Bank's loan portfolio and a $25.8 million decrease in the REIT's portfolio of loans held in trust. The decline in cash and cash equivalents was primarily the result of reducing excess liquidity that was retained to fund anticipated loan production at December 31, 2002. The decrease in both the Bank's and REIT's loan portfolios reflect an increase in loan prepayments experienced during the six months ended June 30, 2003 as compared to prior periods.

At June 30, 2003, nonperforming assets totaled $21.8 million or 1.39 percent of total assets as compared to $18.5 million or 1.08 percent of total assets as of December 31, 2002. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at June 30, 2003 was 682.1 percent as compared to 555.6 percent at December 31, 2002.

The allowance for loan losses as a percentage of the Company's total loans increased to 2.5 percent at June 30, 2003, compared to 2.2 percent at December 31, 2002. During the quarter ended June 30, 2003, the Company had net loan charge-offs of $0.8 million compared to $1.2 million for the same period last year.

At June 30, 2003, shareholders' equity totaled $175.4 million or 11.2 percent of total assets. The Company's book value per share of common stock was $30.28 as of June 30, 2003, an increase of 11.7 percent and 20.0 percent from $27.11 per share as of December 31, 2002 and $25.23 per share as of June 30, 2002.

The Bank had Tier I and Total Risk-Based capital ratios at June 30, 2003 of 15.3 percent and 16.5 percent respectively, which represents $87.1 million of capital in excess of the amount required to be "well capitalized" for regulatory purposes.

Haligowski concluded: "During the first six months of this year our focus has been on developing the infrastructure, systems and people necessary to support our charter conversion strategy. Our efforts to modestly diversify our lending operations and products has been rewarded with the successful integration of the Lewis Horwitz Organization and our growing strategic business alliance with Household International Inc.. We are extremely proud of our consistent strong operating results which drives shareholder value and has resulted in our stock price reaching a new 52 week high of $45.40 on July 14, 2003."

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Management expects earnings per diluted common share for the third quarter of 2003 to be within the range of analysts' projections.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of the terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any forward-looking statements.  The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2003 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization.  Imperial Capital Bank has six branches located in California (San Francisco, Encino, Beverly Hills, Glendale, Costa Mesa and Del Mar) and one branch in Nevada (Carson City).

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2003	December 31,
	(Unaudited)	2002
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 133,139	$ 160,848
Investment securities available for sale, at fair value	41,135	54,677
Stock in Federal Home Loan Bank	12,392	16,934
Loans, net (net of allowance for loan losses
of $31,590 and $31,081 in 2003 and 2002, respectively)	1,217,150	1,316,298
Real estate loans held in trust (net of allowance for
loan losses of $1,928 in 2003 and 2002, respectively)	96,109	121,936
Interest receivable	7,796	9,158
Other real estate owned, net	16,885	12,593
Premises and equipment, net	5,189	4,197
Deferred income taxes	13,848	13,822
Goodwill	3,118	3,118
Other assets	16,735	8,384

Total assets	$1,563,496	$1,721,965

Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 973,039	$1,065,911
Federal Home Loan Bank advances	247,835	338,685
Collateralized mortgage obligations	43,419	69,077
Accounts payable and other liabilities	42,049	10,006

Total liabilities	1,306,342	1,483,679

Commitments and contingencies

Guaranteed preferred beneficial interests in Company's junior
subordinated deferrable interest debentures	81,731	81,595

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,240,579 and 8,226,414 issued
in 2003 and 2002, respectively	59,261	58,841
Retained earnings	154,284	135,773
Accumulated other comprehensive income	236	435

	213,781	195,049
Less treasury stock, at cost - 2,447,656 shares in
2003 and 2002, respectively	(38,358)	(38,358)

Total shareholders' equity	175,423	156,691

Total liabilities and shareholders' equity	$ 1,563,496	$ 1,721,965

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	(in thousands except per share amounts)
	2003	2002	2003	2002

Interest income:
Loans, including fees	$25,461	$23,062	$54,075	$46,578
Real estate loans held in trust	1,456	2,662	3,629	5,502
Cash and investment securities	994	846	3,731	1,525

Total interest income	27,911	26,570	61,435	53,605

Interest expense:
Deposit accounts	6,289	7,095	13,137	15,388
Federal Home Loan Bank advances	1,293	1,350	2,488	2,888
Collateralized mortgage obligations	291	631	681	1,289

Total interest expense	7,873	9,076	16,306	19,565

Net interest income before provision for loan losses	20,038	17,494	45,129	34,040

Provision for loan losses	1,850	2,100	6,350	3,425
Net interest income after provision for loan losses	18,188	15,394	38,779	30,615

Non-interest income:
Premium on sale of loans, net	265	-	8,983	-
Late and collection fees	64	47	131	119
Other	912	55	4,664	108

Total non-interest income	1,241	102	13,778	227

Non-interest expense:
Compensation and benefits	4,773	3,159	10,125	6,478
Occupancy and equipment	1,055	738	2,131	1,455
FDIC assessment	42	42	80	84
Other	3,047	2,373	6,701	4,613

Total general and administrative	8,917	6,312	19,037	12,630

Real estate owned expense, net	11	168	153	254
Provision for losses on other real estate owned	40	283	370	796
(Gain) loss on sale of other real estate owned, net	-	57	(329)	(75)

Total real estate owned expense, net	51	508	194	975

Total non-interest expense	8,968	6,820	19,231	13,605

Income before provision for income taxes and minority interest in
income of subsidiary	10,461	8,676	33,326	17,237

Minority interest in income of subsidiary	1,446	797	2,966	1,596

Income before provision for income taxes	9,015	7,879	30,360	15,641
Provision for income taxes	3,525	3,074	11,849	6,117

NET INCOME	$ 5,490	$ 4,805	$18,511	$ 9,524

BASIC EARNINGS PER SHARE	$ 0.91	$ 0.80	$ 3.08	$ 1.59

DILUTED EARNINGS PER SHARE	$ 0.85	$ 0.75	$ 2.86	$ 1.49

END